Morgan Stanley Dean Witter High Yield Securities
Item 77(o) 10f-3 Transactions
October 1, 2000 - March 31, 2001


Security
Date of Purchase
Price
Of Shares
Shares Purchased
%of Assets
Total
Issued
Purchased
By Fund
Broker
Air Canada
03/15/01
$98.475
$9,780,000
0.870%
$400,000,000.00
3.26%
Goldman Sachs
TRW Inc.
03/07/01
$99.909
$1,440,000
0.550%
$500,000,000.00
1.218%
JPM/Chase
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